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December 3, 2002

Albert W. Mandia
Executive Vice President and CFO
American Business Financial Services, Inc.
BalaPointe Office Centre
111 Presidential Boulevard
Bala Cynwyd, PA 19004

Dear Mr. Mandia

I am pleased to inform you that the PIDC Local Development Corporation ("PIDC") has approved your loan request based on the application materials which you provided to PIDC ("Application"). For more information or to arrange for Closing, please contact PIDC's counsel.

Background:

It is our understanding that you will relocate your offices including approximately 700 employees into the City of Philadelphia and that you will execute a lease with Wanamaker, LLC as Landlord for approximately 234,807 square feet over a term of eleven years at "The Wanamaker Building" in center-city Philadelphia (the "Lease") in furtherance of this goal. We further understand that the Commonwealth of Pennsylvania has offered $1,600,000 in total benefits to you including a $1,000,000 Opportunity Grant as further inducement to locate in Pennsylvania ("Commonwealth Benefits"). Simultaneously, we are offering $16,000,000 in financing to the Landlord in connection with your relocation (the "Landlord Financing"). It is our understanding that the Landlord Financing will result in a $1,000,000 up-front grant to you in addition to a rental reduction of approximately $0.75 per square foot per year under terms of the Lease.

Loan Terms:

The PIDC agrees to make a loan (the "Loan") subject to the following terms and conditions (the "Commitment"):

Borrower:                  American Business Financial Services, Inc.

Funding Source:            Recycled UDAG Funds, Economic Stimulus Funds, and/or
\                          Economic Development Assistance Funds.

Amount:                    $2,000,000.

Term: Ten Years from execution of Closing Documents. In no event shall the loan term be longer than the term of the Lease.

Rate:                      0% per annum.

Repayment:                 Ten equal annual payments of $200,000 each shall be
                           due and payable on the anniversary of Closing (the
                           "Installment Payments").

                           Installment Payments shall be forgiven each year, provided that the Borrower occupies the Lease and employs a minimum of 700 persons on a full-time equivalent basis in the City of Philadelphia. If Borrower occupies the Lease and employs less than 700 persons on a full-time equivalent basis in the City of Philadelphia, the Installment Payments shall be forgiven on a pro rata basis based on the actual number of persons employed by Borrower on a full-time equivalent basis in the City of Philadelphia at the time such Installment Payment is due.
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Collateral:                Borrower shall execute a Promissory Note in favor of
                           PIDC as security for satisfaction of the Loan (the "Collateral").

Fees & Costs:              Borrower shall pay PIDC's fees for initiating and
                           administering the Loan as follows:

                           1. Application Fee of $5,000 non-refundable, earned and due upon submission of the application; and,
                           2. Origination Fee of $30,000 equal to 1.5% (Due and payable upon the Closing).

                           In addition to PIDC's fees, Borrower shall be responsible for closing costs including PIDC's legal costs.

Prepayment:                Borrower may prepay all or any part of this Loan
                           without penalty.

Project: Borrower shall use the Loan funds together with other sources of funds only for eligible costs of the Project (the "Eligible Project Costs") substantially as described on Schedule "A" attached hereto, as such schedule may be revised with the consent of PIDC on or prior to execution of definitive Loan documentation.

Job Requirement:           Borrower must relocate 700 existing jobs and, within
                           the first 3 years of the Loan, is expected to create at least 320 new jobs (in excess of the 700 jobs described above) at the leased premises, 51% of which will be available for persons of low or moderate income, counted on a full-time equivalent basis as a result of the Project ("Employment Objective").

Closing: Failure to execute definitive Loan documentation within three months from date of this letter ("Closing") shall result in termination of this Commitment with no further obligation between Borrower and PIDC. Borrower may request an extension with payment of an extension fee of $500 for each request which PIDC may approve in its sole discretion.

Disbursement:              At or subsequent to Closing, Borrower may request
                           disbursement of the Loan in writing in accordance with the attached disbursement procedures.

Commitment
Acceptance:                To accept this Commitment, Borrower shall return this
                           letter to Lisa Gramiak, executed by all parties specified below together with a check for all fees which are due upon acceptance within ten days from date hereof. Otherwise, this Commitment shall automatically become null and void and PIDC shall have no further obligations to Borrower.
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This Commitment is non assignable without PIDC's written approval and is subject to the attached conditions which must be met to PIDC's satisfaction prior to Closing and Disbursement. Borrower acknowledges that PIDC obtains its funds from governmental sources which may require loan covenants not typically required by other Lenders. Enclosed for your information, please find a brief summary of some covenants which will be included in the loan documents.

Sincerely,



Robert A. Fina
Senior Vice President, Lending

Attachment

cc:      James J. Cuorato
         Peter S. Longstreth
         Samuel V. Rhoads

ACCEPTED:

American Business Financial Services, Inc.


By:
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       ("Borrower")